Registration No. 333-

                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549
                                      FORM S-3
               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          ---------------------------------
                                   NUI CORPORATION
               (Exact name of registrant as specified in its charter)

             NEW JERSEY(State or other
           jurisdiction of incorporation             22-1869941
                  or organization)         (I.R.S. employer identification
                                                       number)

                                  550 Route 202-206
                                     P.O. Box 760
                           Bedminster, New Jersey 07921-0760
                                   (908) 781-0500
            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               JAMES R. VAN HORN, ESQ.
                    Chief Administrative Officer, General Counsel
                             and Corporate Secretary

                                    NUI CORPORATION
                                   550 Route 202-206
                                    P.O. Box 760
                            Bedminster, New Jersey 07921-0760
                                   (908) 781-0500
                (Name, address, including zip code, and telephone number,
                                        including
                             area code, of agent for service)

                                     Copies to:
                                 JOHN F. KUNTZ, ESQ.
                             BOURNE, NOLL & KENYON, P.A.
                               382 Springfield Avenue
                                    P.O. Box 690
                              Summit, New Jersey 07901
                                   (908) 277-2200

          Approximate date of commencement of proposed sale to the public:
           As soon as practicable after this Registration Statement becomes effective.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

          If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


          CALCULATION OF REGISTRATION FEE


                                        PROPOSED      PROPOSED
                                         MAXIMUM      MAXIMUM       AMOUNT OF
        TITLE OF EACH     AMOUNT TO BE  OFFERING     AGGREGATE    REGISTRATION
           CLASS OF        REGISTERED   PRICE PER     OFFERING         FEE
       SECURITIES TO BE                 SHARE (1)    PRICE (1)
          REGISTERED

      Common Stock, no   113,200        $25.71875  $2,911,362.50  $7,686.00
      par value (and     shares
      associated stock
      purchase
      rights)(2)


          (1) Estimated solely for the purpose of determining the registration fee. In accordance with Rule 457(c) under the Securities Act of 1933, the above calculation is based on the average of the high and low sale prices reported in the consolidated reporting system of the New York Stock Exchange on December 13, 1999.
          (2) Prior to the occurrence of certain events, the stock purchase rights will not be evidenced separately from the Common Stock.

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.





          SUBJECT TO COMPLETION, DATED DECEMBER ____, 1999]


                                   113,200 SHARES
                                   NUI CORPORATION
                                    COMMON STOCK

          The selling stockholders are offering 113,200 shares of our common stock. We will not receive any of the proceeds from sales of shares by the selling stockholders.

          Our common stock is listed on the New York Stock Exchange and is traded under the symbol "NUI". December 13, 1999, the last reported sale price of our common stock on the New York Stock Exchange was $25.9375 per share.

          The selling stockholders may sell these shares from time to time on the New York Stock Exchange or otherwise. They may sell the shares at prevailing market prices or at prices negotiated with buyers. The selling stockholders will be responsible for any commissions or discounts due to brokers or dealers. The amount of those commissions or discounts will be negotiated before the sales. We will pay all of the other offering expenses, which we estimate will total $10,636.00.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved our securities or determined that this prospectus is truthful or complete. It is illegal for anyone to tell you otherwise.

               December      , 1999

          The information in this prospectus is not complete. It might change. The selling stockholders may not sell the common stock until the registration statement we filed with the SEC becomes effective. This prospectus is not an offer to sell our common stock, and the selling stockholders are not soliciting offers to buy our common stock, in any state where the offer or sale is not permitted.

          You should rely only on the information contained in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. In this prospectus, references to "we," "us" and "our" refer to NUI Corporation and its subsidiaries.



                                    TABLE OF CONTENTS

                                                            PAGE
          Prospectus Summary                                  3

          Use of Proceeds                                     4

          Selling Stockholders                                4

          Plan of Distribution                                5

          Legal Matters                                       6

          Experts                                             6

          Where You Can Find More Information                 6



                                 PROSPECTUS SUMMARY

          Because this is only a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus, including the information incorporated by reference, before deciding to invest in shares offered by this prospectus.

                                   NUI CORPORATION

          OUR BUSINESS             We are a multi-state energy, sales
                                   services and distribution company.  Our
                                   natural gas utility distribution
                                   operations currently serve approximately
                                   366,000 customers in New Jersey,
                                   Florida, North Carolina, Maryland,
                                   Pennsylvania and New York.

                                   We also provide retail gas and related
                                   services, wholesale energy brokerage and related services, energy project development and consulting, environmental project development services, customer account management and field operations systems and services, and full service telecommunication services through our subsidiary companies.

                                   Sales and marketing outsourcing services are also made available through our investment in T.I.C. Enterprises, L.L.C.

          OUR ADDRESS:             Our principal executive offices are
                                   located at 550 Route 202-206, P.O. Box
                                   760, Bedminster, New Jersey
                                   07921-0760.  Our telephone number is
                                   (908) 781-0500.  Our website is located
                                   at www.nui.com.  Information contained
                                   in our website is not a part of this
                                   prospectus.

                                    THE OFFERING

          COMMON STOCK OFFERED:    All of the 113,200 shares of our common
                                   stock offered by this prospectus are
                                   being sold by the selling stockholders.
                                   The selling stockholders are former





                                   stockholders of International Telephone
                                   Group, Inc. who received these shares in connection with our acquisition of International Telephone Group, Inc. on November 12, 1999.

          USE OF PROCEEDS:         We will not receive any of the proceeds
                                   from sales of shares by the selling
                                   stockholders.


                                   USE OF PROCEEDS

          All of the shares of common stock offered by this prospectus are being offered by the selling stockholders. For information about the selling stockholders, see "Selling Stockholders." We will not receive any proceeds from sales of these shares.

                                SELLING STOCKHOLDERS

          One of the selling stockholders, Richard M. Boudria, is the founder, President and a former stockholder of International Telephone Group, Inc. Mr. Boudria is offering all of the shares he acquired as the result of our acquisition of International Telegraph on November 12, 1999. These shares are being registered in accordance with the provisions of a registration rights declaration entered into by us in connection with the acquisition of International Telegraph. Mr. Boudria continues to serve as President and Chief Executive Officer of International Telegraph.

          The other selling stockholders are the other former stockholders of International Telegraph to whom a total of 66,995 shares of the offered shares were delivered in connection with our acquisition International Telegraph and are being registered in accordance with the provisions of a registration rights declaration entered into by us in connection with that acquisition. The following table sets forth certain information with respect to the beneficial ownership of our common stock by the selling stockholders as of December 13, 1999 and as adjusted to reflect the sale of all of the shares of common stock offered by this prospectus. We expect to withdraw registration of any unsold shares on or shortly after November 12, 2000, when we expect the shares will become eligible for public sale under an exemption from registration provided by Rule 144 under the Securities Act of 1933.



                                                           SHARES TO BE
                                SHARES         NUMBER   BENEFICIALLY OWNED
                             BENEFICIALLY        OF     AFTER OFFERING IF
                                 OWNED         SHARES          ALL
                           PRIOR TO OFFERING   BEING           SHARES SOLD
                                  (1)         OFFERED       (1)

          NAME             NUMBER    PERCENT           NUMBER     PERCENT

          Richard M.        46,205      *      46,205      -         *
          Boudria

          Thomas F. Kane    24,071      *      24,071      -         *

          George F.         13,116      *      13,116      -         *
          Burns, Jr.

          Laura W.          7,154       *       7,154      -         *
          Danforth Trust

          Christopher J.    2,980       *       2,980      -         *
          Lange

          Harold R.         19,674      *      19,674      -         *
          Hiser, Jr.



          *  Percentage of shares beneficially owned is less than 1.0%.


            (1)     Beneficial ownership is determined in accordance with
               the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated, each of the selling stockholders possesses sole voting and investment power with respect to all of the shares of common stock owned by them, subject to community property laws where applicable. Percentage of beneficial ownership is based on 12,812,121 shares of common stock outstanding as of November 30, 1999.


                                PLAN OF DISTRIBUTION

          The shares offered by this prospectus may be sold from time to time by selling stockholders, who consist of the persons named under "Selling Stockholders" above and those persons, pledgees, donees, transferees or other successors in interest. The selling stockholders may sell the shares on the New York Stock Exchange or otherwise, at market prices or at negotiated prices. They may sell shares by anyone of, or by a combination of, the following ways:

          - a block trade in which a broker or dealer engaged to sell the shares will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
          - purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus; and
          - ordinary brokerage transactions and transactions in which a broker solicits purchasers.

          In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated prior to the sale. The selling stockholders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any proceeds or commissions received by them, and any profits on the resale of shares sold by broker-dealers, may be deemed to be underwriting discounts and commissions.

          If any selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file, a prospectus supplement, if required pursuant to Rule 424(c) under the Securities Act of 1933, setting forth:

          -    the name of each of the participating broker-dealers,
          -    the number of shares involved,
          -    the price at which the shares were sold,
          - the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable,
          - a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and
          -    any other facts material to the transaction.

                                    LEGAL MATTERS

          Bourne, Noll & Kenyon, P.A., Summit, New Jersey, has advised us with respect to the validity of the shares of common stock offered by this prospectus.

                                       EXPERTS

          Our consolidated balance sheets as of September 30, 1997 and 1998 and our related consolidated statements of operations, stockholders' equity and cash flows for the years ended September 30, 1996, 1997 and 1998 incorporated by reference in this prospectus from our Annual Report on Form 10-K for the fiscal year ended September 30, 1998 have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports included in that Form 10-K and are incorporated by reference in this prospectus in reliance upon the authority of Arthur Andersen LLP as experts in giving those reports.

                         WHERE YOU CAN FIND MORE INFORMATION

          We file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read and copy our SEC filings at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our SEC filings also are available on the SEC's website at http://www.sec.gov.

          The SEC allows us to "incorporate by reference" information from certain of our other SEC filings. This means that we can disclose information to you by referring you to those other filings, and the information incorporated by reference is considered to be part of this prospectus. In addition, certain information that we file with the SEC after the date of this prospectus will automatically update, and in some cases supersede, the information contained or otherwise incorporated by reference in this prospectus. We are incorporating by reference the information contained in the following SEC filings:

          - our Annual Report on Form 10-K for the fiscal year ended September 30, 1998 (as filed on December 28, 1998);

          - our Quarterly Reports on Form 10-Q for the fiscal quarter ended December 31, 1998 (as filed on February 12, 1999); for the fiscal quarter ended March 31, 1999 (as filed on May 14, 1999); and for the fiscal quarter ended June 30, 1999 (as filed on August 13, 1999);

          -    our definitive Proxy Statement (as filed on December 24,
               1998) used in connection with our Annual Meeting of Stockholders held on January 26, 1999;

          - the description of our common stock and associated stock purchase rights is contained in our Registration Statement on Form 8-A (as filed on December 1, 1995); and

          - any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus (information in these filings will be incorporated as of the filing date).

            You may request copies of these filings, at no cost, by writing, telephoning or e-mailing our Manager of Investor Relations as follows:

            NUI Corporation
            550 Route 202-206
            P.O. Box 760
            Bedminster, New Jersey 07921-0760
               Attention: Linda S. Lennox, Director of Corporate
               Communications and Investor Relations
            Telephone:  (908) 719-4222
            E-mail:  llennox@nui.com

          This prospectus is part of a Registration Statement on Form S-3 we filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information contained in the Registration Statement.

          Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "continue" and similar words. You should read statements that contain these words carefully because they
          (1) discuss our future expectations, (2) contain projections of our future operating results or financial condition or (3) state other "forward-looking" information. We believe it is important to communicate certain of our expectations to our investors. There may be events in the future, however, that we are not accurately able to predict or over which we have no control.





          PART II        INFORMATION NOT REQUIRED IN PROSPECTUS


          ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The following table sets forth the various expenses to be paid by the Registrant in connection with the issuance and distribution of the shares of common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission registration fee. The Registrant will pay all expenses in connection with the distribution of the shares of common stock being sold by the selling stockholders (including fees and expenses of counsel for the Registrant), except for any commissions or discounts due to any broker or dealer in connection with sales of shares offered by this prospectus.

            Securities and Exchange Commission registration fee  $ 7,686.00
            Accounting fees and expenses                              -0-
            Legal fees and expenses                                2,500.00
            Printing, EDGAR formatting and mailing expenses          500.00
            Miscellaneous                                             -0-
                                                                   --------
               Total                                             $10,686.00

          ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

          As authorized under New Jersey law, the Registrant's certificate of incorporation provides that a director or officer shall not be personally liable to the corporation or its shareholders for monetary damages for a breach of fiduciary duty owed to the corporation, except to the extent that such exemption from, or limitation of, liability is not permitted under the New Jersey Business Corporation Act, as amended.

          Under its certificate of incorporation, the Registrant is required, to the fullest extent permitted by the New Jersey Business Corporation Act or any other law, to indemnify and hold harmless its directors, officers, employees and agents. The New Jersey Business Corporation Act provides that a corporation may indemnify its directors, officers, employees or agents against judgments, fines penalties, amounts paid in settlement and expenses, including attorney's fees, resulting from various types of legal actions or proceedings if the party being indemnified acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding, such party being indemnified had no reasonable cause to believe his conduct was unlawful. Determinations concerning whether the applicable standard of conduct has been met can be made by (a) a disinterested majority of the board of directors, (b) independent legal counsel in a written opinion, or (c) an affirmative vote of a majority of
          shares held by the shareholders.   In proceedings by or in the
          right of the corporation, a party seeking to be indemnified, when the above standards of conduct are found as set forth in the previous sentence, may be indemnified for expenses. However, if the court judges a party seeking to be indemnified liable to the corporation, no indemnification shall be provided except as the court deems proper. A party seeking to be indemnified must be indemnified against expenses by the corporation to the extent such party has been successful on the merits or otherwise in a proceeding arising out of such party's duties. A corporation may pay the expenses incurred by a party seeking to be indemnified in advance of final disposition of the proceeding if such payments are authorized by the board of directors of the corporation upon the receipt of an undertaking by or on behalf of such party to repay such amount if it shall be ultimately determined that such party is not entitled to indemnification under the New Jersey Business Corporation Act.

          The Registrant has insurance policies covering certain of its liabilities and expenses which might arise in connection with its lawful indemnification of its directors and officers for certain of their liabilities and expenses. In addition, the Registrant carries liability insurance on behalf of its directors and officers against expenses incurred in any proceeding and any liabilities asserted against them by reason of their being or having been a director or officer.

          ITEM 16.   EXHIBITS

          EXHIBIT NO.

               5.1* Opinion of Bourne, Noll & Kenyon, P.A.

               23.1 Consent of Arthur Andersen LLP

               23.2*Consent of Bourne, Noll & Kenyon, P.A. (included in
                         Exhibit 5.1)

               24.1 Powers of Attorney

               99.1 Declaration of Registration Rights made as of August 16, 1999 by NUI Corporation for the benefit of former stockholders of International Telephone Group, Inc.

          *To be filed by amendment.

          ITEM 17.   UNDERTAKINGS

          (a)  The undersigned Registrant hereby undertakes:

               (1)  To file, during any period in which offers or sales
                 are being made, a post-effective amendment to this Registration Statement:

                 (i)To include any prospectus required to Section 10(a)(3)
                    of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events
                    arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                 (iii) To include any material information with respect to
                    the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and
                    (a)(1)(ii) above do not apply if the Registration Statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

               (2)  That, for the purpose of determining any liability
                 under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3)  To remove from registration, by means of a post-
                 effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference to the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                     SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Bedminster, State of New Jersey, as of December 15, 1999.


                              NUI CORPORATION


                              By   /s/ John Kean, Jr.
                                   John Kean, Jr.
                                   President and Chief Executive Officer


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of December 15, 1999.



          /s/ John Kean, Jr.
          John Kean, Jr.
          President and Chief Executive Officer


          /s/ A. Mark Abramovic
          A. Mark Abramovic
          Senior Vice President, Chief Operating Officer
          and Chief Financial Officer (Principal Financial
          and Accounting Officer)

                   *                                     *
          John Kean, Chairman and Director   Dr. Vera King Farris, Director

                    *                                    *
          James J. Forese, Director          J. Russell Hawkins, Director

                    *                                    *
          Dr. Bernard S. Lee, Director       R. Van Whisnand, Director

                    *
          John Winthrop, Director
                                     By:   /s/ John Kean, Jr.
                                           John Kean, Jr., Attorney-in-Fact


                                    EXHIBIT INDEX



          TABLE CAPTION
          EXHIBIT NO.         DESCRIPTION                        PAGE NO.

          *5.1   Opinion of Bourne, Noll & Kenyon, P.A.
                 regarding the legality of the securities
                 being issued                                      *

          23.1   Consent of Arthur Andersen, LLP                EX-1

          *23.2  Consent of Bourne, Noll & Kenyon, P.A. -
                 included as Exhibit S of this Registration
                 Statement                                        *

          24.1   Power of Attorney                              EX-2

          99.1   Declaration of Registration Rights by NUI
                  Corporation for the benefit of the former
                  stockholders of Interest on Telephone Group,
                  Inc.                                          EX-3

            *To be filed by Amendment